Exhibit 99.2

Chairman and the Board of Directors
Platinum Energy Resources

Gentlemen,

Please be advised that, due to medical reasons, effective February 1st, 2011, I will resign my position as a CEO of Platinum Energy Resources.

I have enjoyed working with every one of you and appreciate all the support I have received from the Board members in my efforts to improve Platinum and its subsidiaries.  While we had differences at times, all in all we did our utmost to handle the company's challenges. For this I thank you all.

When I joined the company in March of 2009, the company was facing a variety of problems and challenges including an overdrawn line of credit of approximately $14 million with a non cooperating financial institution. The first order of business was to consolidate the operation and assign qualified staff to effective positions. To simplify and create accountability, I divided our field operations into two geographic areas of east and west regions. I appointed two loyal and knowledgeable individuals as superintendent of each region. By refining and consolidating the operation I created a positive cash flow for the company.

In late October I had a heart attack and had to go through cardiac surgery and a related rehabilitation program. In November, I turned over the operation to an interim management team and at that time the company's bank loan was down to approximately to $5.3 Million and the company had over $3 Million dollars in the current account.

I am confident that with the knowledgeable management team and visionary Board of Directors, Platinum has a great future.

It is my intention to remain an active board member and to contribute to the success of Platinum Energy Resources.

Respectfully Submitted
Al Rahmani